Exhibit 10.35

MIDWAY GAMES INC.
2704 West Roscoe Street
Chicago, Illinois 60618
773.961.2222 fax 773.961.2099

September 26, 2001

Mr. Harold H. Bach, Jr.
1555 Astor St. - #24W
Chicago, Illinois 60610

    Re:  Termination of Employment

Dear Harold:

    This letter confirms the circumstances of the termination of your employment by Midway Games Inc. (the "Company") and your agreement to resign your positions as an officer of the Company and its affiliates. We have agreed as follows:

    1.  Such termination and resignations will be effective at the close of business on September 28, 2001 (the "Effective Date"). Your position on the Company's Board of Directors shall not be affected by such termination and resignations.

    2.  Your Employment Agreement with the Company shall terminate upon the Effective Date. In complete fulfillment of its obligations under your Employment Agreement, the Company:

      (a) shall pay you through December 31, 2004, separation payments equal to your base annual salary in effect as of the Effective Date less usual payroll deductions (including participation in the Company's 401k plan, to the extent permitted by law and the plan), in normal payroll intervals; provided, however, that:

        (i)  in the event of your death, the separation payments will be made to your wife, Margo P. Bach if she is not then deceased, or if she is then deceased or in the event of her death thereafter, to your estate; and

        (ii) should there be a "Change of Control" as defined in Section 12.1 of your Employment Agreement, and the payee of the separation payments so requests in writing within sixty (60) days thereafter, the Company shall, within fifteen (15) days of receipt of such request, make a lump sum payment to such payee equal to all of the separation payments then not yet paid and no further amounts shall be payable under this subparagraph (a) thereafter; and

      (b) shall continue through December 31, 2004 (or until your death, if sooner) to provide you with the health care and life insurance benefits to which you would otherwise have been entitled under the Employment Agreement (provided that these benefits shall not be cumulative with the benefits provided by the Company to non-employee members of its Board of Directors); and

      (c) agrees that the provisions of Section 12.1 of your Employment Agreement, as they pertain to options to purchase the securities of the Company, shall survive such termination and shall remain in effect through December 31, 2004.

You hereby remise, release and forever discharge the Company, its agents, attorneys, servants, employees, officers, directors, shareholders, insurers, parents, subsidiaries, other affiliates, successors and assigns, and each and every one of them (hereafter referred to as "Releasees"), of and from all claims, causes of action, and demands which you now have or claim to have, or which may hereafter accrue against the said Releasees, or any one or more of them, arising from the termination of your Employment Agreement prior to the expiration of the "Term" thereof, including, without limitation, any failure of the Company to give written notice of termination of your Employment Agreement at least three years prior thereto.

    3.  You will be entitled to receive the fees payable to a non-employee Director of the Company commencing January 1, 2002. However, as described in Section 2(b) above, you will not be entitled to the health care or life insurance benefits of a non-employee Director until January 1, 2005, if you are then still serving on the Company's Board of Directors.

    4.  Pursuant to Section 2 of Article XII of the Company's 1998 Stock Incentive Plan, as amended, the Company hereby agrees that you may exercise your options issued thereunder (to the extent exercisable as of the Effective Date), at any time prior to the date that is three (3) months after you cease to be a member of the Board of Directors of the Company.

    5.  This letter constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and no amendment or modification hereof shall be valid or binding unless made in writing and signed by both parties hereto. This letter may not be assigned by you. This letter shall be binding upon you and inure to the benefit of your heirs, executors and administrators and be binding upon the Company and inure to the benefit of its successors and assigns. This letter shall be governed, interpreted and construed under the laws of the State of Illinois without regard to its conflict of law principles. No course of dealing nor any delay on the part of a party in exercising any of its rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this letter shall be deemed a continuing waiver or a waiver of any other breach or default.

Kindly confirm that you are in agreement with the foregoing by signing the enclosed copy of this letter in the space set forth below and returning it to me.

                      Sincerely,

                      Midway Games Inc.

                      /s/ Neil D. Nicastro
                      Neil D. Nicastro
                      President and Chief Executive Officer

AGREED and ACCEPTED
this 26th day of September, 2001

/s/ HAROLD H. BACH, JR. Harold H. Bach, Jr.